Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

VENHUB GLOBAL, INC.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.001 per share	(1)	Other	10,000,000	$0.88	$8,800,000.00	0.0001381	$1,215.28

Total Offering Amounts:						$8,800,000.00		1,215.28
Total Fee Offsets:								0.00
Net Fee Due:								$1,215.28

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.001 per share (the “Common Stock”), of VenHub Global, Inc. (the “Registrant”) that become issuable under the 2026 Venhub Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Stock Market LLC on September 9, 2026, a date within five business days prior to the filing of this Registration Statement.